Exhibit 10.1

June 13, 2018

To:	RH
15 Koch Road, Suite K
Corte Madera, California, CA 94925
Attention: Office of Legal Counsel
Attention: Chief Financial Officer
FacsimileNo.: 415-927-7264

From:	[Dealer]
[Contact details]

Re:	Base Convertible Bond Hedge Transaction

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [dealer] (“Dealer”) and RH (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Indenture to be dated as of June [    ], 2018 between Counterparty and U.S. Bank National Association as trustee (the “Indenture”) relating to the USD [        ,        ,        ] principal amount of [zero (0)] % convertible securities due 2023 (the “Base Convertible Securities”) together with any [zero (0)] % convertible securities due 2023 that may be issued pursuant to the Initial Purchasers’ option under the Purchase Agreement (as defined below) (the “Optional Convertible Securities” and, together with the Base Convertible Securities, the “Convertible Securities”). In the event of any inconsistency between the terms defined in the Indenture and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the draft of the Indenture most recently reviewed by the parties at the time of execution of this Confirmation. If any relevant sections of the Indenture are changed, added or renumbered following execution of this Confirmation but prior to the execution of the Indenture, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties based on the draft of the Indenture so reviewed. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is, or the Convertible Securities are, amended, supplemented or modified following their execution, any such amendment, supplement or modification will be disregarded for purposes of this Confirmation (other than as provided in Section 8(a) below) unless the parties agree otherwise in writing.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and to Dealer (a) with a “Threshold Amount” of USD 20,000,000 applicable to Counterparty and 3% of the Dealer’s ultimate parent’s shareholders equity applicable to Dealer, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay” and (d) “Specified Indebtedness” shall have the meaning specified in Section

14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of Dealer’s banking business. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	June [ ], 2018

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The common stock of Counterparty, par value USD 0.0001 per share (Ticker Symbol: “RH”).

Number of Options:	The number of Base Convertible Securities in denominations of USD1,000 principal amount issued by Counterparty.

Applicable Percentage:	As provided in Annex A to this Confirmation.

Number of Shares:	As of any date, the product of (i) the Applicable Percentage, (ii) the Number of Options and (iii) the Conversion Rate.

Conversion Rate:	As of any date, the “Conversion Rate” (as defined in the Indenture) as of such date, but without regard to any adjustments to the “Conversion Rate” pursuant to Section 10.05(l) or 10.07 of the Indenture.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	The Effective Date

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Dates:	Each Conversion Date.

Conversion Date:	Each “Conversion Date”, as defined in the Indenture, occurring during the period from and excluding the Effective Date to and including the Expiration Date, for Convertible Securities, each in denominations of USD1,000 principal amount, that are submitted for conversion on such Conversion Date in accordance with the terms of the Indenture (such Convertible Securities the “Relevant Convertible Securities” for such Conversion Date).

Required Exercise on
Conversion Dates:	On each Conversion Date, a number of Options equal to the number of Relevant Convertible Securities for such Conversion Date in denominations of USD1,000 principal amount shall be automatically exercised.

Expiration Date:	The second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture).

Automatic Exercise:	As provided above under “Required Exercise on Conversion Dates”.

Exercise Notice Deadline:	In respect of any exercise of Options hereunder on any Conversion Date, the Exchange Business Day prior to the first “Scheduled Trading Day” of the “Cash Settlement Averaging Period” (each as defined in the Indenture) relating to the Convertible Securities converted on the Conversion Date occurring on the relevant Exercise Date; provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the period starting on and including the 50th “Scheduled Trading Day” and ending on and including the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (the “Final Conversion Period”), the Exercise Notice Deadline shall be the Exchange Business Day immediately following such Conversion Date.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer shall have no obligation to make any payment or delivery in respect of any exercise of Options hereunder unless Counterparty notifies Dealer in writing prior to 4:00 PM, New York City time, on the Exercise Notice Deadline in respect of such exercise of (i) the number of Options being exercised on the relevant Exercise Date, (ii) the scheduled settlement date under the Indenture for the Convertible Securities converted on the Conversion Date corresponding to such Exercise Date, (iii) whether such Relevant Convertible Securities will be settled by Counterparty by delivery of cash, Shares or a combination of cash and Shares and, if such a combination, the “Specified Dollar Amount” (as defined in the Indenture) and (iv) the first “Scheduled Trading Day” of the “Cash Settlement Averaging Period” (as defined in the Indenture); provided that in the case of any exercise of Options hereunder in connection with the conversion of any Relevant Convertible Securities on any Conversion Date occurring during the Final Conversion Period, the contents of such notice shall be as set forth in clause (i) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give such notice when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 PM New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event Dealer’s Delivery Obligation shall not be extinguished but may instead be adjusted by the Calculation Agent to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Notice of Convertible Security Settlement Method:	Counterparty shall notify Dealer in writing before 4:00 P.M. (New York City time) on the last “Scheduled Trading Day” immediately prior to the 50th “Scheduled Trading Day” preceding the “Maturity Date” (each as defined in the Indenture) of the irrevocable election by the Counterparty, in accordance with Section 10.03 of the Indenture, of the settlement method and, if applicable, the “Specified Dollar Amount” (as defined in the Indenture) applicable to Relevant Convertible Securities with a Conversion Date occurring on or after the 50th “Scheduled Trading Day” preceding the “Maturity Date” and ending on and including the second “Scheduled Trading Day” immediately preceding the “Maturity Date” (each as defined in the Indenture) (such notice, the “Notice of Convertible Security Settlement Method,” and such period, the “Free Convertibility Period”). If Counterparty fails timely to provide such notice, Counterparty shall be deemed to have notified Dealer of combination settlement with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 for all conversions occurring during the Free Convertibility Period. Counterparty agrees that it shall settle any Relevant Convertible Securities with a Conversion Date occurring during the Free Convertibility Period in the same manner as provided in the Notice of Convertible Security Settlement Method it provides or is deemed to have provided hereunder.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	[Dealer]

[Notice Details]

Settlement Terms:

Settlement Date:	In respect of an Exercise Date occurring on a Conversion Date, the settlement date for the cash and/or Shares (if any) to be delivered in respect of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 10.03 and/or 10.07 of the Indenture; provided that the Settlement Date will not be prior to the latest of (i) the date one Settlement Cycle following the final day of the relevant “Cash Settlement Averaging Period”, as defined in the Indenture, (ii) the Exchange Business Day immediately following the date on which Counterparty gives notice to Dealer of such Settlement Date prior to 4:00 PM, New York City time or (iii) the Exchange Business Day immediately following the date Counterparty provides the Notice of Delivery Obligation prior to 4:00 PM, New York City time.

Delivery Obligation:	In lieu of the obligations set forth in Sections 8.1 and 9.1 of the Equity Definitions, and subject to “Notice of Exercise” above, in respect of an Exercise Date occurring on a Conversion Date, Dealer will deliver to Counterparty, on the related Settlement Date, the product of (i) the Applicable Percentage and (ii) a number of Shares and/or amount of cash in USD equal to the aggregate number of Shares, if any, that Counterparty is obligated to deliver to the holder(s) of the Relevant Convertible Securities converted on such Conversion Date pursuant to Section 10.03 of the Indenture and/or the aggregate amount of cash, if any, in excess of USD1,000 per Convertible Security (in denominations of USD1,000) that Counterparty is obligated to deliver to holder(s) pursuant to Section 10.03 of the Indenture, as determined by the Calculation Agent by reference to such Section of the Indenture (except that such aggregate number of Shares shall be determined without taking into consideration any rounding pursuant to Section 10.03(b) of the Indenture and shall be rounded down to the nearest whole number) and cash in lieu of fractional Shares, if any, resulting from such rounding, if Counterparty had elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities by the Convertible Security Settlement Method, notwithstanding any different actual election by Counterparty with respect to the settlement of such Convertible Securities (the “Convertible Obligation”); provided, however, that, in each case, such Delivery Obligation shall be determined (i) excluding any Shares and/or cash that Counterparty is obligated to deliver to holder(s) of the Relevant Convertible Securities as a result of any adjustments to the Conversion Rate pursuant to Section 10.05(l) or 10.07 of the Indenture and (ii) without regard to the election, if any, by Counterparty to adjust the Conversion Rate (and, for the avoidance of doubt, the Delivery Obligation shall not include any interest payment on the Relevant Convertible Securities that the Counterparty is (or would have been) obligated to deliver to holder(s) of the Relevant Convertible Securities for such Conversion Date); and provided further that if such exercise relates to the conversion of Relevant Convertible Securities in connection with which holders thereof are entitled to receive an additional amount of cash and/or Shares pursuant to the adjustments to the Conversion Rate set forth in Section 10.07 of the Indenture, then, notwithstanding the foregoing, the Delivery Obligation shall include such additional Shares and/or cash (as determined by the Calculation Agent by reference to such Section of the Indenture), except that the Delivery Obligation shall be capped so that the value of the Delivery Obligation per Option (with the value of any Shares included in the Delivery Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Cash Settlement Averaging Period”) does not exceed the amount as determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement (such amount to be determined solely based on the then current values of the variables that Dealer has used to determine the Premium payable by Counterparty for the Options) if such Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction (except that, for purposes of determining such amount (x) the Number of Options shall be deemed to be equal to the product of (A) the number of Options exercised on such Exercise Date and (B) the Applicable Percentage and (y) such amount payable will be determined as if Section 10.07 of the Indenture were deleted) was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(b) of this Confirmation).

Notwithstanding the foregoing, and in addition to the caps described above, in all events the Delivery Obligation shall be capped so that the value of the Delivery Obligation does not exceed the value of the Convertible Obligation (with the Convertible Obligation determined based on the actual settlement method elected by Counterparty with respect to such Relevant Convertible Securities instead of the Convertible Security Settlement Method and with the value of any Shares included in either the Delivery Obligation or such Convertible Obligation determined by the Calculation Agent using the VWAP Price on the last day of the relevant “Cash Settlement Averaging Period”).

Convertible Security Settlement Method:	For any Relevant Convertible Securities, if Counterparty has notified Dealer in the related Notice of Exercise (or in the Notice of Convertible Security Settlement Method, as the case may be) that it has elected to satisfy its conversion obligation in respect of such Relevant Convertible Securities in cash or in a combination of cash and Shares in accordance with Section 10.03(a) of the Indenture (a “Cash Election”) with a “Specified Dollar Amount” (as defined in the Indenture) of at least USD1,000, the Convertible Security Settlement Method shall be the settlement method actually so elected by Counterparty in respect of such Relevant Convertible Securities; otherwise, the Convertible Security Settlement Method shall (i) assume Counterparty made a Cash Election with respect to such Relevant Convertible Securities with a “Specified Dollar Amount” (as defined in the Indenture) of USD1,000 per Relevant Convertible Security and (ii) be calculated as if the relevant “Cash Settlement Averaging Period” (as defined in the Indenture) pursuant to Section 1.01 of the Indenture consisted of 45 Trading Days commencing on (x) the second “Scheduled Trading Day” (as defined in the Indenture) after the Conversion Date for conversions occurring prior to the Free Convertibility Period or (y) the 46th “Scheduled Trading Day” prior to the “Maturity Date” (each as defined in the Indenture) for conversions occurring during the Free Convertibility Period and any reference herein to the “Cash Settlement Averaging Period” in respect of such Relevant Convertible Securities shall be deemed to refer to such extended “Cash Settlement Averaging Period”.

Notice of Delivery Obligation:	No later than the Exchange Business Day immediately following the last day of the relevant “Cash Settlement Averaging Period”, as defined in the Indenture, Counterparty shall give Dealer notice of the final number of Shares and/or the amount of cash comprising the Convertible Obligation; provided that, with respect to any Exercise Date occurring during the Final Conversion Period, Counterparty may provide Dealer with a single notice of an aggregate number of Shares and/or the amount of cash comprising the Convertible Obligations for all Exercise Dates occurring in such period (it being understood, for the avoidance of doubt, that the requirement of Counterparty to deliver such notice shall not limit Counterparty’s obligations with respect to Notice of Exercise or Notice of Convertible Security Settlement Method or Dealer’s obligations with respect to Delivery Obligation, each as set forth above, in any way).

Other Applicable Provisions:	To the extent Dealer is obligated to deliver Shares hereunder, the provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Restricted Certificated Shares:	Notwithstanding anything to the contrary in the Equity Definitions, Dealer may, in whole or in part, deliver Shares required to be delivered to Counterparty hereunder in certificated form in lieu of delivery through the Clearance System. With respect to such certificated Shares, the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Share Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in Sections 10.05(a), 10.05(b), 10.05(c), 10.05(d), 10.05(e) and 10.05(i) of the Indenture that results in an adjustment under the Indenture (an “Indenture Adjustment Event”), the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction. Promptly upon the occurrence of any Indenture Adjustment Event, Counterparty shall notify the Calculation Agent of such Indenture Adjustment Event; and once the adjustments to be made to the terms of the Indenture and the Convertible Securities in respect of such Indenture Adjustment Event have been determined, Counterparty shall promptly notify the Calculation Agent in writing of the details of the new conversion rate under the Indenture resulting from such Indenture Adjustment Event, and if requested in writing by Dealer, the details of such Indenture Adjustment Event calculations made by Counterparty.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in Section 10.06(a) of the Indenture.

Consequences of Merger Events:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding adjustment to the terms relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to Section 10.05(l) or 10.07 of the Indenture and the election, if any, by Counterparty to adjust the Conversion Rate; and provided further that if, with respect to a Merger Event, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty following such Merger Event will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be the Issuer following such Merger Event, Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration:	Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but, in any event prior to the relevant merger date) notify the Calculation Agent of (i) the weighted average of the types and amounts of consideration received by the holders of Shares entitled to receive cash, securities or other property or assets with respect to or in exchange for such Shares in any Merger Event who affirmatively make such an election and (ii) the proposed adjustment to the conversion rate under the Indenture that would result from such Merger Event and the details of the proposed adjustment to be made under the Indenture in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “or announcement or statement of the formal or informal interpretation”, (ii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Hedging Party on the Trade Date”, (iii) adding the words “(including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (iv) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the words “obligations under” in clause (Y) thereof.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:	Not Applicable

Hedging Party:	For all applicable Potential Adjustment Events and Extraordinary Events, Dealer

Determining Party:	For all applicable Extraordinary Events, Dealer, which shall in each case act in good faith and in a commercially reasonable manner

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Adjustment and
Termination Consultation:	Upon the occurrence of any event that would permit Dealer (whether in its capacity as Calculation Agent or otherwise) to adjust the terms of the Transaction or terminate the Transaction, if Dealer determines, in its discretion, that it is commercially and legally practicable, prior to Dealer making such adjustment or effecting such termination, Dealer shall seek to consult with Counterparty in good faith regarding such adjustment or termination. The foregoing shall not (i) limit the rights of the Dealer to make such adjustment or effect such termination at any time or (ii) obligate Dealer to delay, or continue delaying, making such adjustment or effecting such termination at any time (in each case, whether in Dealer’s capacity as Calculation Agent or otherwise).

3. Calculation Agent:	Dealer; provided that (i) if an Event of Default as a result of Section 5(a)(vii) of the Agreement has occurred and is continuing with respect to Dealer, then the Counterparty shall have the right to designate a Calculation Agent that is a leading recognized dealer in equity derivatives (as determined in good faith by the Counterparty) for so long as such Event of Default is continuing and provided, further, that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation, adjustment or determination by the Calculation Agent hereunder, upon a written request by Counterparty, the Calculation Agent will promptly provide to Counterparty a written explanation (including, if applicable, a report in a commonly used file format for the storage and manipulation of financial data) describing in reasonable detail the basis for the relevant calculation, adjustment or determination (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information) and shall use commercially reasonable efforts to provide such written explanation within ten (10) Exchange Business Days after the receipt of any such request.

4. Account Details:

Dealer Payment Instructions:	Bank:
ABA#:
Acct No.:
Beneficiary:
Ref:

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: [ ]

The Office of Counterparty for the Transaction is: Not applicable

6. Notices: For purposes of this Confirmation:

RH 15 Koch Road, Suite K
Corte Madera, California, CA 94925
Attention: Office of Legal Counsel
Attention: Chief Financial Officer
Facsimile No.: 415-927-7264 with a copy to:

Morrison & Foerster LLP 425 Market Street
San Francisco, CA 94105
Attn: Gavin B. Grover, Esq.
Fax: (415) 268-7522

Address for notices or communications to Dealer:

[Dealer]
[Notice details]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) unless (x) such Shares or securities are excepted from section 101(a) of Regulation M by sections 101(c)(1) or 101(c)(3) of Regulation M and section 102(a) of Regulation M by sections 102(d)(1) or 102(d)(3) of Regulation M or (y) such Shares or securities are of the kind that may be excepted from the prohibitions of sections 101(a) and 102(a) of Regulation M by sections 101(b)(10) and 102(b)(7) of Regulation M and (B) Counterparty shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Trade Date.

(iii) On the Trade Date, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer, Goldman, Sachs & Co., Bank of America, N.A., or any of their affiliates.

(iv) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(v) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vii) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(viii)Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(ix) On each of the Trade Date and the Premium Payment Date, Counterparty is not, or will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares equal to the Number of Shares in compliance with the laws of the jurisdiction of its incorporation.

(x) No state or local law, rule, regulation or regulatory order in the State of Delaware or California applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1(a) of the Purchase Agreement dated as of June [__], 2018, between the Counterparty and [Merrill Lynch, Pierce, Fenner & Smith Incorporated] as representative of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein.

(xii) Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d) Counterparty agrees and acknowledges that Dealer is a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code and a “payment or other transfer of property” within the meaning of Sections 362 and 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e) Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Effective Date and reasonably acceptable to Dealer in form and substance, with respect to due incorporation, existence and good standing of Counterparty in Delaware, its qualifications as a foreign corporation and good standing in California, the due authorization, execution and delivery of this Confirmation, and the absence of conflict of the execution, delivery and performance of this Confirmation with any material agreement required to be filed as an exhibit to Counterparty’s Annual Report on Form 10-K and Counterparty’s charter documents.

8. Other Provisions:

(a) Additional Termination Events.

(i) An “Event of Default” with respect to Counterparty under the terms of the Convertible Securities as set forth in Section 6.01 of the Indenture shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(ii) An Amendment Event shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement. “Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon (but only if such event results in a decrease to such coupon), maturity, the amount payable upon a repurchase obligation of Counterparty upon a fundamental change, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the consent of Dealer.

(iii) Promptly (but in any event within five Scheduled Trading Days) following any Repurchase Event (as defined below), Counterparty may notify Dealer of such Repurchase Event and the aggregate principal amount of Convertible Securities subject to such Repurchase Event (any such notice, a “Convertible Securities Repurchase Notice”); provided that any such Convertible Securities Repurchase Notice shall contain an acknowledgment by Counterparty of its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act and the rules and regulations thereunder, in respect of such Repurchase Event and the delivery of such Convertible Securities Repurchase Notice. The receipt by Dealer from Counterparty of any Convertible Securities Repurchase Notice shall constitute an Additional Termination Event as provided in this Section 8(a)(iii). Upon receipt of any such Convertible Securities Repurchase Notice, Dealer shall designate an Exchange Business Day following receipt of such Convertible Securities Repurchase Notice (which Exchange Business Day shall be on or as promptly as reasonably practicable after the related settlement date for the relevant Repurchase Event) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repurchase Options”) equal the lesser of (A) (x) the aggregate principal amount of such Convertible Securities specified in such Convertible Securities Repurchase Notice, divided by (y) USD 1,000, and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination (the “Repurchase Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 8(b) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this Section 8(a)(iii) as if Counterparty was not the Affected Party). “Repurchase Event” means that (i) any Convertible Securities are repurchased (whether pursuant to Section 3.02 of the Indenture or otherwise) by Counterparty or any of its subsidiaries, (ii) any Convertible Securities are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Convertible Securities is repaid prior to the final maturity date of the Convertible Securities (other than as a result of an event described in Section 8(a)(i)), or (iv) any Convertible Securities are exchanged by or for the benefit of the Holders (as defined in the Indenture) thereof for any other securities of Counterparty or any of its Affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction; provided that any conversion of Convertible Securities that occurs pursuant to the terms of the Indenture shall not constitute a Repurchase Event. For the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume (1) the relevant Repurchase Event and any conversions, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (2) no adjustments to the Conversion Rate have occurred pursuant to Section 10.05(l) or 10.07 of the Indenture and (3) the corresponding Convertible Securities remain outstanding as if the circumstances related to the Repurchase Event had not occurred. Notwithstanding any provision in this Confirmation to the contrary, pursuant to this Section 8(a)(iii) Counterparty may, in its sole discretion, elect to terminate the Transaction and other bond hedge transactions with other dealers relating to the Convertible Securities (such transactions, the “Related Transactions”) in a manner that is not pro rata (such a termination, a “Non-Pro Rata Termination”). A Non-Pro Rata Termination shall occur in the event that the relevant termination does not conform to the Applicable Percentage of Dealer and each “Applicable Percentage” set out in the confirmations of the Related Transactions. The Counterparty may enter into a Non-Pro Rata Termination by agreement with any dealer to accept a greater than pro rata termination of such dealer’s portion of, as applicable, this Transaction or a Related Transaction. Any such Non-Pro Rata Termination (i) shall be binding on Dealer if it agrees to such Non-Pro Rata Termination, (ii) unless otherwise agreed, shall not reduce in any way the obligations of any other dealer and (iii) shall result in a corresponding adjustment to the “Applicable Percentage” of Dealer and each other dealer. For example, if there are two dealers, each with an Applicable Percentage of 50 percent, and Counterparty elects a Non-Pro Rata Termination in respect of 20 percent of the total outstanding Convertible Securities with one dealer (“Dealer 1”) and no termination with the other dealer (“Dealer 2”), then such Dealer 1’s adjusted Applicable Percentage shall be 37.5 percent (equal to 30/80) and the adjusted Applicable Percentage of Dealer 2 shall be 62.5 percent (equal to 50/80). For the avoidance of doubt, in the absence of Counterparty’s election of a Non-Pro Rata Termination, this Transaction and the Related Transactions shall terminate pursuant to this Section 8(a)(iii) in accordance with the stated Applicable Percentage of each such transaction.

(b) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If Dealer shall owe Counterparty any amount pursuant to “Consequences of Merger Events” above or Sections 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 9:30 A.M. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event (i) of an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash, (ii) of an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control or (iii) that Counterparty fails to remake the representation set forth in Section 7(a)(i) as of the date of such election. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	If applicable, means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above, Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date or dates as the Calculation Agent may reasonably determine (such delivery to occur as soon as reasonably practicable under the circumstances) (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation. For the avoidance of doubt, a delay in delivery of the Share Termination Delivery Property shall not result in a change in the composition of such Share Termination Delivery Property.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units.”

(c) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, any Shares (the “Hedge Shares”) acquired by Dealer or one of its affiliates for the purpose of hedging Dealer’s obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business, (B) provide accountant’s “comfort” letters in customary form for underwritten follow-on offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty as are customarily requested in connection with underwritten follow-on offers of equity securities of companies of comparable size, maturity and lines of business, (D) provide other customary opinions, certificates and closing documents customary in form for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten follow-on offerings of equity securities of companies of comparable size, maturity and lines of business; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(c) shall apply at the election of Counterparty; provided that Dealer has given Counterparty reasonable notice of its determination and provided Counterparty with reasonable opportunity to satisfy Dealer’s concerns; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of comparable size, maturity and lines of business, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg Screen RH.N <Equity> VAP (or any successor thereto) in respect of the period from 9:30 A.M. to 4:00 P.M. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(d) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage as determined on the date of such Repurchase Notice is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof), and, if such repurchase or Conversion Rate Adjustment Event, or the intention to effect the same, would constitute material non-public information with respect to Counterparty or the

Shares, Counterparty shall make public disclosure thereof at or prior to delivery of such Repurchase Notice. The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the sum of the Number of Shares and the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(d) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses, claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for any reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. Counterparty shall be relieved from liability under this Section 8(d) to the extent that the Indemnified Party fails promptly to notify Counterparty of any action commenced against it in respect of which indemnity may be sought hereunder; provided that failure to notify Counterparty (x) shall not relieve Counterparty from any liability hereunder to the extent it is not materially prejudiced as a result thereof and (y) shall not, in any event, relieve Counterparty from any liability that it may have otherwise than on account of the Transaction (including damages resulting from a breach of the Counterparty’s obligations under this Section 8(d)). For purposes of the preceding sentence, the obligation to notify promptly shall in no event obligate the Dealer to provide such notice earlier than 10 Exchange Business Days from the relevant event. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(e) Transfer and Assignment.

(i) Counterparty may transfer any of its rights or obligations under the Transaction with the prior written consent of Dealer, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, Dealer may condition its consent on any of the following, without limitation: (i) the receipt by Dealer of opinions and documents reasonably satisfactory to it in connection with such assignment, (ii) such assignment being effected on terms reasonably satisfactory to Dealer with respect to any legal and regulatory requirements relevant to Dealer, (iii) payment by Counterparty of all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such assignment, (iv) Dealer not being obliged, as a result of such assignment, to pay the assignee on any payment date, an amount greater than Dealer would have been required to pay in the absence of such assignment, (v) the Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment, (vi) no Event of Default, Potential Event of Default or Termination Event occurring as a result of such assignment and (vii) Counterparty continuing to be obligated to provide notices hereunder relating to the Convertible Securities and continuing to be obligated with respect to “Disposition of Hedge Shares” and “Repurchase Notices” above. For the avoidance of doubt, the right of the Counterparty to transfer or assign its rights otherwise shall be as set forth in Section 7 of the Agreement; provided, however, that such right of the Counterparty to transfer and assign shall not alter or limit any provision set forth under Extraordinary Events hereunder.

(ii) Dealer may not transfer any of its rights or obligations under the Transaction without the prior written consent of Counterparty, except that Dealer may, without Counterparty’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any affiliate of Dealer if (i) such transfer or assignment shall be subject to the restrictions set forth in the legend appearing at the top of this Confirmation, (ii) the transferee shall be a “United States person” as determined for U.S. federal income tax purposes, (iii) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Counterparty to permit Counterparty to determine that such transfer or assignment complies with clause (ii) of this sentence, (iv) no material adverse legal or regulatory consequence shall result to Dealer, Counterparty or the transferee as a result of such transfer and (v) either (a) the transferee has a rating for its long term, unsecured and unsubordinated indebtedness that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (b) the transferee’s obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or Dealer’s ultimate parent. Dealer shall as soon as reasonably practicable notify Counterparty of such transfer or assignment.

If at any time at which any Excess Ownership Position exists, if Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment to a third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives reasonably acceptable to Counterparty on pricing terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position no longer exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of Section 8(b) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty was not the Affected Party).

(f) “Excess Ownership Position” means any of the following: (i) the Option Equity Percentage exceeds 14.5%, (ii) the Equity Percentage exceeds 9.0%, (iii) Dealer or any “affiliate” or “associate” of Dealer would own in excess of 13% of the outstanding Shares for purposes of Section 203 of the Delaware General Corporation Law or (iv) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Laws, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or any contract or agreement to which Counterparty is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.

(g) Staggered Settlement. Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date, but not prior to the beginning of the related “Cash Settlement Averaging Period”, as defined in the Indenture) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to (i) preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other market in which Dealer, in the exercise of its commercially reasonable discretion, deems it advisable to hedge its exposure to the Transaction or (ii) to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer similarly applicable to bond hedge transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer); provided that any such extension pursuant to clause (i) shall not exceed 45 Exchange Business Days.

(i) Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(j) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent, and only to the extent, of any performance by Dealer’s designee.

(l) No Netting and Set-off. Each party waives any and all rights it may have to set off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between the parties hereto, by operation of law or otherwise. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction.

(m) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that none of the obligations of Counterparty or Dealer under this Confirmation are secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(n) Early Unwind. In the event the sale by Counterparty of the Base Convertible Securities is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on June [__], 2018 (or such later date as agreed upon by the parties, which in no event shall be later than July [__], 2018) (June [__], 2018 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated; provided that, for the avoidance of doubt, Dealer shall repay to Counterparty any Premium paid by Counterparty to Dealer in connection with the Transaction. Following such termination, cancellation and payment, each party shall be released and discharged by the other party (to the extent permitted by applicable law) from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(o) Payments by Counterparty upon Early Termination. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty would owe to Dealer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(p) Wall Street Transparency and Accountability Act of 2010. The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, an Excess Ownership Position or Illegality (as defined in the Agreement)).

(q) Tax Matters

(i) Withholding Tax imposed on payments to non-US counterparties under the United States Foreign Account Tax Compliance Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(ii) HIRE Act. “Tax” and “Indemnifiable Tax”, each as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder.

(iii) Tax documentation. Each party shall provide to the other party a valid U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.

(iv) Tax Representations. Counterparty is a corporation for U.S. federal income tax purposes and is organized under the laws of the State of Delaware. Counterparty is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for U.S. federal income tax purposes and an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii). Dealer is a corporation for U.S. federal income tax purposes and is organized under the laws of the United States. Dealer is a [_____] organized and existing under the laws of the United States of America, is [_____], and its federal taxpayer identification number is [_____].

(r) Waiver of Trial by Jury. EACH OF COUNTERPARTY AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(s) Governing Law; Jurisdiction. THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(t) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(u) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(v) Counterparty Representation Regarding Certain Regulatory Matters. Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

[Signature Page Follows]

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to us.

Yours faithfully, [DEALER]

By:
Name: Title:

Agreed and Accepted By:

RH

By:
Name: Title:

Annex A

Premium:	USD [_____] (Premium per Option USD [___]).
Applicable Percentage:	[__]%